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                                  EXHIBIT 99.15(6)








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                         THE NAVELLIER PERFORMANCE FUNDS



                          RULE 12b-1 DISTRIBUTION PLAN
                                      FOR
                 THE NAVELLIER AGGRESSIVE SMALL CAP EQUITY PORTFOLIO



          This distribution plan (the "Rule 12 b-1 Distribution Plan" or the "Plan"), has been adopted by the Aggressive Small Cap Equity Portfolio ("Aggressive Small Cap Equity Portfolio") of The Navellier Performance Funds, a registered open-end investment company organized as a Delaware Business Trust (the "Fund"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

                                  W H E R E A S

          The Aggressive Small Cap Equity Portfolio presently distributes its shares of capital stock through a contractual arrangement with a principal distributor, Navellier Securities Corp. (the "Principal Distributor"), duly qualified to act on behalf of the Aggressive Small Cap Equity Portfolio in such capacity, which contract has been approved by the Fund's Board of Trustees in accordance with requirements of the Act (the "Distribution Agreement"). Pursuant to the Distribution Agreement, the Principal Distributor may enter into service agreements ("Service Agreements") with certain securities dealers, financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization") for distribution and

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promotion of, administration of, and servicing investors in, the Aggressive
Small Cap Equity Portfolio's shares.

          Under this proposal, the Aggressive Small Cap Equity Portfolio and its Investment Advisor (the "Advisor") may from time to time and from their own funds or from such other resources as may be permitted by rules of the Securities and Exchange Commission, make payments as described in Sections 2 and 3 hereof for distribution and service assistance.

          In voting to approve the Plan and related Service Agreement, the Board requested and evaluated such information as it deemed necessary to an informed determination and has concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan will benefit the Aggressive Small Cap Equity Portfolio and its shareholders.

          NOW, THEREFORE, in consideration of the foregoing, the Small Cap Value Portfolio hereby adopts this Plan under the Act:



          1. The Principal Distributor shall act as distributor of the Aggressive Small Cap Equity Portfolio's shares pursuant to the Distribution Agreement and shall receive from the Aggressive Small Cap Equity Portfolio an annual 0.25% 12b-1 fee (payable pro rata monthly) of the average daily net assets of the Aggressive Small Cap Equity Portfolio. Payments under this 0.25% 12b-1 fee may exceed actual expenses of the Principal Distributor in distributing, promoting and servicing the Aggressive Small Cap Equity Portfolio. The Principal Distributor may, at its own expense, enter into Service Agreements with Service Organizations for Distribution and Service Assistance.


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          2.   The Aggressive Small Cap Equity Portfolio shall pay all costs and expenses in connection with the preparation, printing and distribution of the Aggressive Small Cap Equity Portfolio's prospectuses and shareholder reports to existing shareholders. The Principal Distributor shall pay for printing and distribution of prospectuses sent to prospective investors and any promotional material.

          3. (a) There shall be paid periodically to one or more Service Organizations payments in respect of such Service Organizations' services to the Aggressive Small Cap Equity Portfolio's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders for whom the Service Organization provides service assistance. These payments for services shall be included in the 12b-1 fee paid to Distributor and shall be paid by Distributor to such Service Organization out of the 12b-1 fee. Payments to the Principal Distributor under the 12b-1 plan may exceed the Principal Distributor's actual expenses and payments to Service Organizations. The Service Payments are subject to compliance with the terms of the Service Agreements between the Service Organization and the Principal Distributor.

               (b) Distribution and Service Assistance, as defined in this Plan, shall include, but not be limited to, INTER ALIA, (i) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

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(ii) arranging and contracting for the preparation and printing of sales literature and the mailing and distribution thereof; (iii) procuring, evaluating and providing to the Aggressive Small Cap Equity Portfolio such information, analyses and opinions with respect to marketing and promotional activities as the Aggressive Small Cap Equity Portfolio may, from time to time, reasonably request; (iv) providing office space and equipment, telephone facilities and dedicated personnel as is necessary to provide the services hereunder; (v) answering Client inquiries regarding the Aggressive Small Cap Equity Portfolio and assisting Clients in changing dividend options, account designations and addresses; (vi) establishing and maintaining Client accounts and records; (vii) processing purchase and redemption transactions; (viii) providing automatic investment in Aggressive Small Cap Equity Portfolio shares of Client cash account balances; (ix) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the Client's other accounts serviced by the Service Organization; and (x) arranging for bank wires and such other services as the Aggressive Small Cap Equity Portfolio may request, to the extent that the Service Organization is permitted by applicable statute, rule or regulation. Anything stated herein to the contrary notwithstanding and subject to the rules and regulations of the Act, any Service Payments made pursuant to this Plan shall cover any series or class of shares of capital stock of the Aggressive Small Cap Equity Portfolio as to which the Plan is effective.

               (c) In each year that this Plan remains in effect, the Distributor of the Aggressive Small Cap Equity Portfolio and/or the

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Investment Advisor shall prepare and furnish to the Board of Trustees of the
Aggressive Small Cap Equity Portfolio and the Trustees shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and purposes for which such expenditures were made.

          4. The Fund will allocate the amounts expended by it under the Plan to each series or class of securities of the Fund as to which the Plan is effective in the proportion that the average daily net asset values of such series or class of securities bears to the average daily net assets of all such series or classes of securities as to which the Plan is effective.

          5.   The Plan shall become effective upon approval by (a) a vote of
(i) the Aggressive Small Cap Equity Portfolio's Board of Trustees and (ii) the Qualified Trustees (as defined in Section 8 hereof), cast in person at a meeting called for the purpose of voting thereon, and (b) with respect to the securities of the Aggressive Small Cap Equity Portfolio, at least a majority vote of the outstanding voting securities of the Aggressive Small Cap Equity Portfolio, as defined in Section 2(a)(42) of the Act.

          6. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan is approved at least annually by a vote of the Board of Trustees of the Aggressive Small Cap Equity Portfolio, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such Plan. This Plan may not be amended in order to increase materially the amounts to be expended in accordance with Sections 1, 2 and 3(a) hereof without approval of each series or class of securities

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affected in accordance with Section 5 hereof.  All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Aggressive Small Cap Equity Portfolio, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

          7. This Plan may be terminated at any time by a majority vote of the Trustees who are not interested persons (as defined in Section 2(a)(19) of the Act) of the Aggressive Small Cap Equity Portfolio ("Independent Trustees") and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees"), by vote of a majority of the outstanding voting securities of the Aggressive Small Cap Equity Portfolio, as defined in Section 2(a)(42) of the Act.

          8. While this Plan shall be in effect, the selection and nomination of the Independent Trustees of the Aggressive Small Cap Equity Portfolio shall be committed to the discretion of the Independent Trustees then in office.

          9. Any termination or noncontinuance of a Service Agreement by the Principal Distributor with a particular Service Organization shall have no effect on similar agreements between the Principal Distributor and other Service Organizations.

          10. The Principal Distributor is not obligated by this Plan to execute a Service Agreement with a qualifying Service Organization nor is it required to pay all or any portion of the 12b-1 fee to any service organization. The Principal Distributor shall be entitled to retain the entire amount of the 12b-1 fee.

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          11.  The Aggressive Small Cap Equity Portfolio shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.



Dated:    March 30, 1998


                              THE AGGRESSIVE SMALL CAP EQUITY PORTFOLIO OF
                              THE NAVELLIER PERFORMANCE FUNDS


                              By
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                                   Louis Navellier, Trustee


                              By
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                                   Barry Sander, Trustee


                              By
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                                   Joel Rossman, Trustee


                              By
                                  ----------------------------
                                   Arnold Langsen, Trustee


                              By
                                  ----------------------------
                                   Jacques Delacroix, Trustee

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